Exhibit 4.1

SECOND AMENDMENT TO THE RIGHTS AGREEMENT
BETWEEN
J. ALEXANDER’S CORPORATION
AND
COMPUTERSHARE TRUST COMPANY, N.A.

THIS SECOND AMENDMENT TO THE RIGHTS AGREEMENT (this “Second Amendment”) is made as of July 30, 2012, between J. Alexander’s Corporation, a Tennessee corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).  Capitalized terms used but not otherwise defined in this Second Amendment shall have the meanings given them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of March 5, 2012, between the Company and Rights Agent, and as amended by that First Amendment to the Rights Agreement, dated June 22, 2012, between the Company and Rights Agent (collectively, as amended the “Rights Agreement”);

WHEREAS, the Company has previously entered into an Agreement and Plan of Merger, dated June 22, 2012 (the “Original Merger Agreement”), by and among the Company, Fidelity National Financial, Inc., a Delaware corporation (“Parent”), Fidelity Newport Holdings, LLC, a Delaware limited liability company (“Operating Company”), American Blue Ribbon Holdings, Inc., a Delaware corporation and an indirect, majority-owned subsidiary of Parent (“Purchaser”), and Athena Merger Sub, Inc., a Tennessee corporation and direct, wholly owned subsidiary of Purchaser (“Old Merger Sub”);

WHEREAS, the Company is contemplating entering into an Amended and Restated Agreement and Plan of Merger (as the same may be amended from time to time, the “Restated Merger Agreement”), by and among the Company, Parent, New Athena Merger Sub, Inc., a Tennessee corporation and a direct, wholly owned subsidiary of Parent (“New Merger Sub”), the Operating Company, Purchaser, and Old Merger Sub, which amends and restates the Original  Merger Agreement and pursuant to which Parent will cause New Merger Sub to make a tender offer to purchase each share of common stock, par value $0.05 per share, of the Company(the “Tender Offer”), after the consummation of which, New Merger Sub will then merge with and into the Company (the “Merger”) with the Company as the surviving corporation thereof;

WHEREAS, the Board of Directors of the Company has approved the Restated Merger Agreement, the Tender Offer and the Merger and determined that an amendment to the Rights Agreement as set forth herein is desirable in connection with the execution and delivery of the Restated Merger Agreement, and the Company and the Rights Agent desire to evidence such amendment in writing;

WHEREAS, upon the execution and delivery of the Restated Merger Agreement, Parent, Operating Company, Purchaser, Merger Sub and/or their Associates and Affiliates may be deemed to be Acquiring Persons under the Rights Agreement, which would trigger certain events pursuant to the terms of the Rights Agreement; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company has approved this Second Amendment and authorized its appropriate officers to execute and deliver the same to the Rights Agent.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Amendment of Section 1(a): Definition of “Acquiring Person.” The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is hereby amended by restating the last sentence of that definition as follows:

“Notwithstanding anything in this Agreement to the contrary, no Person shall become an Acquiring Person by reason of (i) the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, or (ii) the consummation of the transactions contemplated thereby, including the Tender Offer and the Merger.”

2.           Amendment of Section 1(h): Definition of “Distribution Date.” The definition of “Distribution Date” set forth in Section 1(h) of the Rights Agreement is hereby deleted and restated in its entirety as follows:

“‘Distribution Date’ shall have the meaning set forth in Section 3(a) hereof; provided, however, that, notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by reason of (i) the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, or (ii) the consummation of the transactions contemplated thereby, including the Tender Offer and the Merger.”

3.           Amendment of Section 1(z): Definition of “Shares Acquisition Date.” The definition of “Shares Acquisition Date” set forth in Section 1(z) of the Rights Agreement is hereby amended by restating the last sentence of that definition as follows:

“Notwithstanding anything in this Agreement to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by reason of (i) the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, or (ii) the consummation of the transactions contemplated thereby, including the Tender Offer and the Merger.”

4.           Amendment of Section 1: Other Definitions. Section 1 of the Rights Agreement is hereby further amended by adding the following subparagraphs at the end thereof:

(ll)           “Tender Offer” shall have the meaning set forth in Section 35 hereof.

(mm)           “Second Amendment” shall mean the Second Amendment to the Rights Agreement, dated as of July 30, 2012, between the Company and the Rights Agent.

5.           Amendment of Section 11(a)(ii). Section 11(a)(ii) of the Rights Agreement is hereby amended by restating the last sentence of that section as follows:

“Notwithstanding anything in this Agreement to the contrary, neither (i) the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, nor (ii) the consummation of the transactions contemplated thereby, including the Tender Offer and the Merger, shall be deemed to be an event described in this Section 11(a)(ii) or cause the Rights to be adjusted or to become exercisable in accordance with this Section 11 or otherwise.”

6.           Amendment of Section 13. Section 13 of the Rights Agreement is hereby amended by restating the last sentence of that section as follows:

“Notwithstanding anything in this Agreement to the contrary, neither the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, nor (ii) the consummation of the transactions contemplated thereby, including the Tender Offer and the Merger, shall be deemed to be an event described in this Section 13 or cause the Rights to be adjusted or to become exercisable in accordance with this Section 13 or otherwise.”

7.           Amendment of Section 25.  Section 25 of the Rights Agreement is hereby amended by restating the last sentence of that section as follows:

“Notwithstanding anything in this Agreement to the contrary, neither the execution and delivery of the Merger Agreement (or any amendment thereto), or of any agreement or document contemplated by the Merger Agreement or in furtherance of the transactions contemplated thereby, or the public announcement of any of the foregoing, nor (ii) the consummation of the transactions contemplated thereby, including the Tender Offer and the Merger, shall be deemed to be an event requiring any notice described in this Section 25.”

8.           Amendment of Section 35. Section 35 of the Rights Agreement is hereby deleted and restated in its entirety as follows:

“Section 35.          Merger with Athena Merger Sub.  The Company, Fidelity National Financial, Inc., a Delaware corporation (“Parent”), Fidelity Newport Holdings, LLC, a Delaware limited liability company (“Operating Company”), American Blue Ribbon Holdings, Inc., a Delaware corporation and an indirect, majority-owned subsidiary of Parent (“Purchaser”), and Athena Merger Sub, Inc., a Tennessee corporation and direct, wholly owned subsidiary of Purchaser, have entered into an Agreement and Plan of Merger, dated as of June 22, 2012, which was subsequently amended by that Amended and Restated Agreement and Plan of Merger, dated July 30, 2012 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent, Operating Company, Purchaser, Athena Merger Sub, Inc. and New Athena Merger Sub, Inc. (“Merger Sub”) pursuant to which pursuant to which Parent will cause New Merger Sub to make a tender offer to purchase each share of common stock, par value $0.05 per share, of the Company (the tender offer and the subsequent purchase of tendered shares, the “Tender Offer”), after the consummation of which, New Merger Sub will then merge with and into the Company (the “Merger”) with the Company as the surviving corporation thereof. Notwithstanding anything in this Agreement to the contrary, if the Merger Agreement shall be terminated for any reason, then all of the amendments to this Agreement effected by the Amendment or the Second Amendment shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent, and the Company will promptly notify the Rights Agent of such repeal and deletion.”

9.           Effectiveness. This Second Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Restated Merger Agreement, and the Company will promptly notify the Rights Agent of effective date of this Second Amendment. The Rights Agreement, as amended by this Second Amendment, shall remain in full force and effect in accordance with its terms and shall be otherwise unaffected hereby.

10.         Successors. All the covenants and provisions of this Second Amendment by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors or assigns hereunder.

11.         Benefits of this Amendment. Nothing in this Second Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the associated Common Shares) any legal or equitable right, remedy or claim under this Second Amendment or the Rights Agreement; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights (and, prior to the Distribution Date, the associated Common Shares).

12.         Severability. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  If any term, provision, covenant or restriction of this Second Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Second Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

13.         Governing Law. This Second Amendment shall be deemed to be a contract made under the laws of the State of Tennessee and for all purposes shall be governed by and construed in accordance with the laws of said State applicable to contracts to be made and performed entirely within said State, except that the rights, duties, and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts applicable to contracts to be made and performed entirely within such state.

14.         Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Second Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:			J. ALEXANDER’S CORPORATION

By:	/s/ R. Gregory Lewis		By: /s/ Lonnie J. Stout II
	Name:	R. Gregory Lewis		Name:	Lonnie J. Stout II
	Title:	Vice President of Finance		Title:	Chairman, President and
		and Secretary			Chief Executive Officer

Attest:			COMPUTERSHARE TRUST
COMPANY, N.A.

By:	/s/ Melinda Altman		By:	/s/ Dennis V. Moccia
	Name:	Melinda Altman		Name:	Dennis V. Moccia
	Title:	Relationship Manager		Title:	Manager, Contract
Administration

[Signature Page to Second Amendment to Rights Agreement]